March 1, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (912)754-1398

Mr. Harry Shearhouse
President and Chief Executive Officer
Citizens Effingham Bancshares, Inc.
802 South Laurel Street
Post Office Box 379
Springfield, Georgia 31329

Re:	Citizens Effingham Bancshares, Inc.
Form 10-KSB for the Fiscal Year Ended December 31, 2004
Form 10-QSB for the Fiscal Quarters Ended March 31, 2005, June 30, 2005, and September 30, 2005
	File No. 333-07914

Dear Mr. Shearhouse:

	We have completed our reviews of your Form 10-KSB and related filings and have no further comments at this time.

							Sincerely,



							John P. Nolan
							Accounting Branch Chief